UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Sec. 240.14a-11 (c) or Sec. 240.14a-12

CONCURRENT COMPUTER CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person (s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount in which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

RETURN OF PROXY

Please complete, sign, date and return the enclosed proxy promptly in the enclosed addressed envelope even if you plan to attend the meeting. Postage need not be affixed to the enclosed envelope if mailed in the United States. If you attend the meeting and vote in person, the proxy will not be used. The immediate return of your proxy will be of great assistance in preparing for the meeting and is therefore urgently requested.

Dear Fellow Stockholder:

It is my pleasure to invite you to attend the Concurrent Computer Corporation 2005 Annual Meeting of Stockholders to be held at the corporate office of Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 2:00 p.m., on Tuesday, October 18, 2005.

Your vote is important. To be sure your shares are voted at the meeting, even if you plan to attend the meeting in person, please sign and return the enclosed proxy card today. This will not prevent you from voting your shares in person if you are able to attend. Your cooperation is appreciated since a majority of the outstanding shares of Concurrent’s common stock must be represented, either in person or by proxy, to constitute a quorum.

We look forward to meeting with you on October 18, 2005.

Sincerely,

T. Gary Trimm
President and Chief Executive Officer

Duluth, Georgia
September 8, 2005

CONCURRENT COMPUTER CORPORATION

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, OCTOBER 18, 2005

The 2005 Annual Meeting of Stockholders of Concurrent Computer Corporation will be held at Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 2:00 p.m., on Tuesday, October 18, 2005. The meeting is being held to consider and act upon the following matters:

(1)	To elect six (6) directors to serve until the next Annual Meeting of Stockholders;

(2)
To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for the fiscal year ending June 30, 2006; and

(3)	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The Board of Directors has established August 23, 2005 as the record date for the determination of stockholders entitled to vote at the meeting. Only holders of record of common stock at the close of business on August 23, 2005 will be entitled to vote. A list of stockholders as of the record date will be available for inspection by stockholders at Concurrent’s headquarters, 4375 River Green Parkway, Suite 100, Duluth, Georgia, 30096, during regular business hours in the ten-day period prior to the meeting and at the place of the meeting on the day of the meeting.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Kirk L. Somers
General Counsel and Secretary

Duluth, Georgia
September 8, 2005

CONCURRENT COMPUTER CORPORATION
4375 River Green Parkway, Suite 100
Duluth, Georgia 30096

PROXY STATEMENT

This proxy statement and proxy card are first being sent to stockholders on or about September 12, 2005 and are furnished in connection with the solicitation of proxies to be voted at the 2005 Annual Meeting of Stockholders of Concurrent Computer Corporation to be held at Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 at 2:00 p.m. on Tuesday, October 18, 2005. The enclosed proxy is solicited by Concurrent’s Board of Directors.

ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of Concurrent common stock. This proxy statement describes issues on which Concurrent would like you, its stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint T. Gary Trimm and Gregory S. Wilson as your representatives at the meeting. Mr. Trimm and Mr. Wilson will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting in case your plans change.

If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Trimm and Mr. Wilson will vote your shares, under your proxy, in accordance with their best judgment.

What am I voting on?

You are being asked to vote on: (1) the election of six directors and (2) the ratification of the selection of Deloitte & Touche LLP as Concurrent’s independent auditors. No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

Who is entitled to vote?

Stockholders as of the close of business on August 23, 2005 are entitled to vote. This is referred to as the record date. Each share of common stock is entitled to one vote.

How do I vote?

You may vote via the Internet. Depending on how your shares are held, you may be able to vote via the Internet. If this option is available to you, you will have received an insert with this proxy statement explaining the procedure.

You may vote via telephone. Depending on how your shares are held, you may be able to vote via telephone. If this option is available to you, you will have received an insert with this proxy statement explaining the procedure.

You may vote by mail. You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

You may vote in person at the meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. If you hold your shares through a broker, bank or other nominee, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If your shares are held in the name of a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. If you hold your shares in the name of a broker, bank or other nominee, the availability of telephone and Internet voting depends on their voting processes.

How many votes do you need to hold the meeting?

As of August 23, 2005, there were 63,642,996 shares of Concurrent’s common stock outstanding. A majority of Concurrent’s outstanding shares as of the record date, equal to 31,821,498 shares, must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business. This is called a quorum.

Your shares will be counted as present at the meeting if you:

•	vote via the internet or by telephone;
•	properly submit a proxy (even if you do not provide voting instructions);
•	attend the meeting and vote in person.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with a broker, bank or other nominee. Please sign and return all proxy cards to ensure that all your shares are voted. You may wish to consolidate as many of your transfer agent accounts or accounts with brokers, banks or other nominees as possible under the same name and address for better customer service.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	sending written notice to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096;
•	voting again over the Internet prior to 11:59 p.m., eastern time on October 21, 2005;
•	signing another proxy with a later date; or
•	voting again at the meeting.

How may I vote for the nominees for election of director?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the six nominees for director;
•	WITHHOLD AUTHORITY to vote for the six nominees; or
•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees.

How many votes must the nominees for election of director receive to be elected?

The six nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

What happens if a nominee is unable to stand for re-election?

The Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies may be voted for a substitute nominee.

How may I vote for the ratification of the selection of the independent registered public accountants?

With respect to the proposal to ratify the selection of Deloitte & Touche LLP as Concurrent’s independent  registered public accountants for fiscal year 2006, you may:

•	vote FOR ratification;
•	vote AGAINST ratification; or
•	ABSTAIN from voting on the proposal.

How many votes must the ratification of the selection of the independent registered public accountants receive to pass?

The ratification of the selection of the independent registered public accounts must receive the affirmative vote of a majority of shares present or represented by proxy at the meeting.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR the six named director nominees, and FOR the ratification of the appointment of the independent auditors.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, WITHHOLD AUTHORITY votes have no effect on the outcome of a vote on the election of directors. However, abstentions will have the effect of a vote AGAINST the ratification of the selection of the independent auditors.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held through a brokerage account, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions. These circumstances include certain “routine” matters, such as the election of directors and the ratification of the selection of Concurrent’s independent registered public accounts. Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers’ unvoted shares on routine matters without receiving voting instructions, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matter.

Where do I find the voting results of the meeting?

Concurrent will announce preliminary voting results at the meeting and will publish the final results in its quarterly report on Form 10-Q for the second quarter of fiscal year 2006. The report will be filed with the SEC, and you will be able to get a copy by contacting the corporate secretary at (678) 258-4000, the SEC at (800) SEC-0330 for the location of the nearest public reference room, through Concurrent’s website at www.ccur.com or the SEC’s EDGAR system at www.sec.gov.

How do I obtain a copy of the 2005 Annual Report to Stockholders and the 2005 Annual Report on Form 10-K?

Concurrent’s Annual Report to Stockholders for the year ended June 30, 2005, which includes Concurrent’s Form 10-K for the year ended June 30, 2005, accompanies this proxy statement. However, the Annual Report forms no part of the material for the solicitation of proxies.

At the written request of any common stockholder who owns common stock as of the close of business on the record date, Concurrent will provide, without charge, a copy of our 2005 Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto. If requested by eligible stockholders, Concurrent will provide copies of the exhibits for a reasonable fee. Requests for copies of our Annual Report on Form 10-K should be mailed to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.

ELECTION OF DIRECTORS
(Item 1 of Notice)

In accordance with Concurrent’s Bylaws, the Board of Directors has presently fixed the number of directors at six members. The following nominees are standing for re-election to the Board of Directors at the meeting: Alex B. Best, Charles Blackmon, C. Shelton James, Steve G. Nussrallah and T. Gary Trimm. The following individual has been nominated by the Board of Directors to fill the vacancy when Mr. Brunner retires: Larry L. Enterline. Directors will be elected to hold office until the 2006 Annual Meeting of Stockholders or until their successors have been duly elected and qualified. Michael A. Brunner has decided not to stand for reelection at the Annual Meeting. We appreciate his dedicated service to the Board and to Concurrent.

There are no arrangements or understandings between any nominee and any other person pursuant to which he was or is to be selected as a director or nominee. None of the nominees or any of the incumbent directors have a family relationship with any other nominee or director or any executive officer of Concurrent or any of its subsidiaries. The Board of Directors has determined that all the nominees are independent within the meaning of the Nasdaq listing standards other than Mr. Trimm, who serves as our Chief Executive Officer, and Mr. Nussrallah. Mr. Nussrallah will become an independent director in January, 2006.

The Board of Directors unanimously recommends a vote “FOR” the nominees for Director.

Nominees for Election of Director

Information on each of the nominees for the Board of Directors, including each nominee’s principal occupation and business experience for at least the last five years and the name of other publicly held companies for which he serves as a director, is set forth below.

Alex B. Best. Age 64 and a director since January 2001. Mr. Best was a consultant for Cox Communications, Inc. (“Cox”) from 2001 to 2003 and Executive Vice President of Engineering from 1986 to 2001 when he retired. Cox is, among other things, a cable company. Before joining Cox, Mr. Best spent 20 years with Scientific-Atlanta, Inc. where he was involved in numerous cable television product developments and business applications. Scientific-Atlanta is a provider of cable network equipment, including set-top-boxes. Since 2003 he has been a director of ARRIS Group, Inc., a public company that provides an array of equipment to cable operators.

Charles Blackmon. Age 56 and a director since April 2003. Since June 2005, Mr. Blackmon has been Senior Vice President for Timberland Harvesters, Inc a corporation that buys and sells timber and land. From June 2004 until March 2005 he served as Vice President and Chief Financial Officer of Interline Brands, Inc., a public company that acts as a direct marketer and distributor of maintenance, repair and operations products, including plumbing, electrical, hardware, security hardware, HVAC and other related items. From 1980 until joining Interline Brands, Mr. Blackmon had been with MAGNATRAX Corporation, a company specializing in manufacturing products for the construction industry. Throughout his career with MAGNATRAX, Mr. Blackmon played a significant role in financial reporting and corporate administration responsibilities, including, from 1994 to 1996, Vice President, Finance and Administration; from 1996 to 2002, Executive Vice President and Chief Financial Officer; and from November 2002 to June 2004, Vice President responsible for special financial and operational projects. He also served as a director of MAGNATRAX from 1999 to 2002. Mr. Blackmon was the principal Financial Officer for American Buildings Company, a predecessor of MAGNATRAX, during its initial public offering and the five years that it was a public company. Prior to his employment with MAGNATRAX, Mr. Blackmon served several for years in public accounting. He is a certified public accountant.

Larry L. Enterline. Age 52 and since September 2004 the Chief Executive Officer for Strategic Management, Inc., a private investment holding company. From December 2000 to September 2004, Mr. Enterline served as the Chief Executive Officer and Chairman of the Board for Personnel Group of America/Venturi Partners, Inc. From 1989 to 2000, Mr. Enterline served in various management roles with Scientific-Atlanta, Inc. including Senior Vice President in charge of the worldwide sales and service organization. Mr. Enterline holds a Bachelor’s degree in Electrical Engineering and a Master’s degree in Business Administration. Mr. Enterline also serves on the board of directors of Raptor Networks Technology Inc. and Comsys IT Partners Inc. Raptor Networks Technology, Inc. provides standards based and unique patent pending switching technologies that are modular and can benefit networks that incorporate newer applications such as video, VoIP, storage networks and other high-bandwidth network applications. Comsys IT Partners Inc. is a leading IT staffing and solutions company with 41 offices across the U.S. and an office in the U.K.

C. Shelton James. Age 65 and a director since July 1996. Mr. James was Chief Executive Officer of Technisource, Inc., an IT staffing company from December 2001 to July 2002, when he retired. From August 1999 to March 2000, Mr. James served as Chairman and Chief Executive Officer of Cyberguard Corporation, a provider of information security solutions. From May 1991 to October 1999, Mr. James served as Chief Executive Officer of Elcotel, Inc., a public company that manufactures telecommunications equipment. From 1990 until June 1999, Mr. James was Executive Vice President and then President of Fundamental Management Corporation, an investment management firm specializing in active investment in small capitalization companies. Prior to 1990, Mr. James was Executive Vice President of Gould, Inc., a diversified electronics company, and President of Gould’s Computer Systems Division. Mr. James is a director of CSP Inc., a public company that develops and markets Internet software business solutions, image processing software, network management integration services and high-performance cluster computer systems. Additionally, Mr. James is a director of DRS Technologies, Inc., a public company that supplies defense electronic systems to government and commercial customers worldwide. During the course of his career, Mr. James was a CPA and worked in public accounting, served as a Chief Financial Officer for Systems Engineering Labs, and has served on 10 public company boards and 9 audit committees.

Steve G. Nussrallah. Age 55 and Chairman of Concurrent’s Board of Directors since October 2000. Mr. Nussrallah has been a general partner of Noro-Moseley Partners, a venture capital firm, since January 2001.   He served as Concurrent’s President and Chief Executive Officer from January 2000 to October 2000 and as President of the VOD division from January 1999 to December 1999. From March 1996 to March 1998, he served as President and Chief Operating Officer of Syntellect Inc., a publicly-held supplier of call center solutions to the cable television industry. From January 1990 to March 1996, Mr. Nussrallah served as President and Chief Operating Officer of Telecorp Systems Inc., a privately-held supplier of call center solutions, which was acquired by Syntellect Inc. in March 1996. From 1984 to 1990, Mr. Nussrallah was employed by Scientific-Atlanta. He initially served as vice president of engineering for Scientific-Atlanta’s cable television operation and later served in positions of increasing responsibility, including Vice President and General Manager of its Subscriber Business Unit. Since July 2002, Mr. Nussrallah has been a director for Cypress Communications Holding, Inc., a public company that provides building centric voice, data, and video services to small and medium sized businesses.

T. Gary Trimm. Age 57, President and Chief Executive Officer since July 2004 and a director since August 2004. Prior to joining Concurrent, Mr. Trimm served as President and CEO of OpVista Inc., a company focused on developing, manufacturing, and marketing optical transport systems for the cable and telecommunications industries, from January 2003 to July 2004. Mr. Trimm remains on OpVista’s board and the board of EG Technologies, Inc, where he has served since January of 2003. Before joining OpVista, he was CEO of Strategic Management LLC, a consulting firm, from May 1997 to January 2003 and CEO of Compression Labs, which built digital MPEG video and audio compression products, from March 1995 to May 1997. From June 1988 to March 1995, Mr. Trimm was with Scientific-Atlanta where he served as President of the Subscriber Systems Division and President of North American Operations. Prior to Scientific-Atlanta, Mr. Trimm held a number of management positions in the instrumentation and process control industry.

Corporate Governance and Committees of the Board of Directors

Concurrent is organized under the laws of the State of Delaware and is governed by a Board of Directors. As permitted under Delaware law and Concurrent’s Certificate of Incorporation and Bylaws, the Board of Directors has established and delegated certain authority and responsibility to four standing committees: the Executive Committee, the Audit Committee, the Nominating Committee, and the Compensation Committee. The Board annually reviews the membership of and the authority and responsibility delegated to each committee.

Concurrent’s Board is committed to good business practices, transparency in financial reporting and effective corporate governance. The Board annually reviews Concurrent’s corporate governance policies and practices in light of the requirements of applicable law and the listing standards of Nasdaq. Concurrent’s Board meets regularly in executive sessions which are comprised of the independent directors. Concurrent has adopted a Business Code of Ethics and Compliance Policies for all employees, a Code of Ethics for Senior Executives and Financial Officers, and an Accounting/Auditing Complaint Policy. Concurrent’s codes of ethics and its Accounting/Auditing Complaint Policy are available on Concurrent’s corporate website at www.ccur.com in the Corporate Governance section.

Meetings of the Board of Directors

During fiscal year 2005, there were 12 meetings of the Board of Directors. All the directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he has been a director), and (2) the total number of meetings held by all committees of the Board on which he served (during the period that he served).

Self-Evaluation

Each year the Board and each of its committees completes an internal self-evaluation.

Policy on Director Attendance at Annual Meeting

At the last annual meeting, held on October 20, 2004, all of Concurrent’s directors were present. In June of 2004, Concurrent adopted a formal policy making it clear that all directors are expected to attend the annual meeting.

Stockholder Communications with the Board of Directors

On June 16, 2004, Concurrent adopted a formal process for stockholder communications with members of the Board of Directors. The process requires Concurrent to maintain on its corporate website information explaining that stockholders who wish to communicate directly with the Board of Directors may do so by writing the Board as a group or the non-management directors as a group via Concurrent’s corporate secretary at its corporate headquarters. The policy further provides that the corporate secretary shall review all written correspondence received from stockholders and forward such correspondences periodically to the directors. A copy of the procedures for stockholder communication with the Board of Directors may be found on Concurrent’s website (www.ccur.com) in the Corporate Governance section. In addition, employees, customers, stockholders, vendors or partners may also make anonymous reports under Concurrent’s Accounting/Auditing Complaint Policy regarding any financial irregularities, fraud, errors, or false statements.

Board Committees

Executive Committee. The current members of the Executive Committee are Messrs. Nussrallah (Chairman), Blackmon, and Trimm. The committee has, to the extent legally permitted, the power and authority of the Board of Directors. One meeting of the Executive Committee was held during fiscal year 2005. All matters that could have been addressed by the committee during the fiscal year were addressed by the full Board of Directors. The Executive Committee operates under a written Executive Committee charter adopted by the Board of Directors. A copy of the charter may be found on Concurrent’s corporate website in the Corporate Governance section.

Audit Committee. The current members of the Audit Committee are Messrs. James (Chairman), Brunner and Blackmon. All of the members of the Audit Committee have been determined by the Board to be independent within the meaning of applicable SEC rules and Nasdaq listing standards. Additionally, the Board has determined that both Mr. James and Mr. Blackmon qualify as Audit Committee financial experts pursuant to SEC rules. The principal responsibilities of the Audit Committee are:

•	to review Concurrent’s financial statements contained in filings with the SEC;
•	to pre-approve all audit and non-audit services to be provided by Concurrent’s independent auditors;
•	to review matters relating to the examination of Concurrent’s financial statements by its independent auditors, accounting procedures and controls; and
•	to appoint Concurrent’s independent auditors.

The Audit Committee operates under a written Audit Committee charter adopted by the Board of Directors. The charter may be found on Concurrent’s corporate website in the Corporate Governance section.

There were nine meetings of the Audit Committee during fiscal year 2005.

Nominating Committee. The current members of the Nominating Committee are Messrs. Best (Chairman), Brunner and James. All of the members of the Nominating Committee are independent within the meaning of the Nasdaq listing standards. The principal responsibilities of the committee are:

•	to select potential candidates for director and recommend selected candidates to the full Board;
•	to develop and recommend to the Board a self-evaluation process for the Board and its committees and oversee such evaluation process; and
•	to make recommendations to the Board concerning the structure and membership of other Board committees.

The Nominating Committee operates under a written charter adopted by the Board of Directors, a copy of which may be found on Concurrent’s corporate website in the Corporate Governance section.

There were two meetings of the Nominating Committee during fiscal year 2005.

Compensation Committee. The current members of the Compensation Committee are Messrs. Brunner (Chairman), Best and Blackmon. All members of the Compensation Committee are independent within the meaning of the Nasdaq listing standards. The principal responsibilities of the committee are:

•	to review and approve compensation (salary, bonus, and long-term and short-term incentives) to executive officers and senior management;
•	to administer Concurrent’s incentive compensation plans, equity based plans and other employee benefit plans, subject to certain limitations; and
•	to annually review the annual incentive bonus structure.

The Compensation Committee operates under a written Compensation Committee charter adopted by the Board of Directors. The charter may be found on Concurrent’s corporate website in the Corporate Governance section.

There were 15 meetings of the Compensation Committee during fiscal year 2005.

Stockholder Recommendations of Director Nominations. The Nominating Committee will consider all properly submitted stockholder recommendations when evaluating director nominees for recommendation to the Board of Directors. However, acceptance of a recommendation for consideration does not imply that the Nominating Committee will nominate the recommended candidate. In order to submit a nominee recommendation, stockholders must follow the following procedures:

1.	Submit recommendations in writing to the corporate secretary at Concurrent’s corporate headquarters;

2.	Include in the submission the following information concerning the recommended individual for the Committee to consider:

•	age;
•	business address and residence address of such person;
•	five-year employment history, including employer names and business descriptions;
•	the class and number of shares of Concurrent which are beneficially owned by such person;
•	ability of the individual to read and comprehend financial statements;
•	the information required by Item 404 of SEC Regulation S-K (certain relationships and related transactions);
•	board memberships (if any);
•
any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	a statement supporting the nominating stockholder’s view that the recommended individual possesses the minimum qualifications prescribed by the Nominating Committee for nominees.

3.	Include with the submission a written consent of the individual to be interviewed by the Committee and to stand for election if nominated and to serve if elected.

4.	Include in the submission the following information concerning the stockholder (or group of stockholders) recommending the individual for the Committee to consider:

•	the name and address, as they appear on Concurrent’s books, of such stockholder or stockholders; and
•	the class and number of shares of Concurrent which are beneficially owned by such stockholder or stockholders.

5.
The nominating recommendation must state the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the nominating stockholder and the nominee regarding the nomination.

All such stockholder nomination recommendations for an Annual Meeting of Stockholders must be delivered, as provided above, at Concurrent’s corporate headquarters not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Stockholders may also nominate candidates for election to Concurrent’s Board of Directors. Any stockholder wishing to make a nomination should adhere to the provisions set forth in Article IV of Concurrent’s Bylaws, as described under “Other Matters - 2006 Stockholder Proposals.”

Procedures for Identifying and Evaluating Candidates for the Board of Directors. The Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether the Board or its committees have specific unfilled needs. The Nominating Committee then considers nominees identified by the committee, other directors, executive officers of Concurrent and stockholders. The committee may obtain, as deemed necessary or appropriate, advice and assistance from legal, executive search, accounting or other advisors.

In identifying and recommending nominees to the Board, the Nominating Committee will consider certain skills and attributes of prospective candidates, including, but not limited to:

•	the highest personal and professional ethics, integrity and values;
•	business or professional knowledge and experience that will contribute to the effectiveness of the Board and the committees of the Board;
•	sound judgment;
•	lack of interests that materially conflict with those of Concurrent’s stockholders; and
•	demonstrated professional achievement.

Further the candidate must be willing to:

•	consent to stand for election if nominated and to serve if elected; and
•	devote sufficient time to carrying out his or her duties and responsibilities effectively.

In addition, the Nominating Committee will consider the following:

•	at least a majority of the Board must be independent as determined by the Board under the Nasdaq listing standards;
•	at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert,” as defined by the rules of the SEC; and
•	at least three directors must meet the requirements for Audit Committee membership required by the Nasdaq listing standards and the SEC.

All potential candidates are interviewed by the Nominating Committee and may be interviewed by other members of the Board and senior management.

Compensation of Directors

Non-employee directors receive a $20,000 annual retainer payable in two installments, the first half upon election as a director of Concurrent at the Annual Meeting of Stockholders and the second half at the April Board meeting. A non-employee who becomes a director of Concurrent after the Annual Meeting of Stockholders receives a pro rata portion of the annual retainer, payable at the time of becoming a non-employee director. In addition, non-employee directors receive $2,000 per meeting they attend in person or $500 per meeting they attend by telephone, including supplemental meetings in person with management where the business to be conducted cannot be reasonably accomplished during any scheduled meeting times and is necessary in furtherance of the required duties of a director. However, this amount may not exceed $2,000 per day for attendance at Board, committee and supplemental meetings regardless of the number of meetings attended on a given day. In addition, non-employee directors who serve as a chairman of the Audit or Compensation Committees of the Board of Directors receive $7,500 per annum. These fees are payable in two installments, the first half at the Annual Meeting of Stockholders and the second half at the April Board meeting. Further, the Chairman of the Board, Mr. Nussrallah, is paid an additional $25,000 per year for serving as Chairman.

Concurrent’s 2001 Stock Option Plan provides that upon the initial election of a non-employee director, such non-employee director automatically receives an option to purchase 20,000 shares of Concurrent common stock. On the date of each successive Annual Meeting of Stockholders, each non-employee director automatically receives an option to purchase 10,000 shares of Concurrent common stock. The options are fully vested non-qualified options and are priced at 100% of the fair market value of Concurrent common stock on the date of grant. Each option terminates, to the extent not exercised prior thereto, upon the earlier to occur of (1) the tenth anniversary of the date of grant or (2) three years following the director’s retirement from the Board.

EXECUTIVE COMPENSATION

The following table sets forth certain required summary compensation information for fiscal years 2005, 2004 and 2003 for (1) each individual who served as Concurrent’s Chief Executive Officer during fiscal year 2005, and (2) Concurrent’s four other most highly compensated executive officers who earned more than $100,000 in salary and bonus during fiscal year 2005 (the “Named Executive Officers”).

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	Restricted Stock Awards ($) (1) (2)	All Other Compensation ($) (3)
T. Gary Trimm (4) President and Chief Executive Officer	2005 2004 2003	316,346 - -	50,000 - -	719,010 - -	294,744 - -	19,886 - -

Jack A Bryant, III (5) Former President and Chief Executive Officer	2005 2004 2003	71,496 329,992 326,531	- - 7,835	- 60,525 20,175	- - 225,002	488,021 8,000 13,161

Warren K.Neuburger (6) Chief Operating Officer	2005 2004 2003	269,385 - -	114,730 - -	286,099 100,000 -	136,424 - -	14,149 - -

Gregory S. Wilson (7) Chief Financial Officer	2005 2004 2003	142,673 111,329 106,803	7,957 6,613 3,055	140,703 3,750 6,806	26,317 - -	7,477 3,660 -

Kirk L. Somers V.P., General Counsel and Secretary	2005 2004 2003	207,692 184,995 180,762	10,625 18,315 11,056	80,065 16,952 5,650	69,053 - 24,168	8,515 7,842 12,322

Steven R. Norton (8) Former Chief Financial Officer	2005 2004 2003	173,799 206,710 205,359	- 9,819 18,270	- 23,700 7,900	- - 169,036	6,816 8,000 12,378

(1)
The Named Executive Officers do not own any shares of restricted stock other than shares granted during fiscal years 2003 and 2005. The amount shown is the estimated value of the restricted stock awards on the grant dates April 28, 2003 and October 25, 2004, at the Nasdaq closing prices of $2.12 and $1.87, respectively, on such dates. The aggregate number and value of the remaining unvested shares of restricted stock as of June 30, 2005 based upon the Nasdaq closing price of $2.13 on that date, were as follows:

Name	Aggregate Number of Shares of Restricted Stock (#)	Dollar Value of Aggregate Restricted Stock Holdings ($)

T. Gary Trimm	157,617	335,724
Jack A. Bryant, III	-	-
Warren K. Neuburger	72,954	155,392
Gregory S. Wilson	14,073	29,975
Kirk L. Somers	42,627	90,796
Steven R. Norton	-	-

(2)
Restricted stock awards earned in fiscal 2005 were granted on October 25, 2004. The restrictions on these shares (detailed below) will lapse over time in 25% increments beginning on October 25, 2005 and ending on October 25, 2008 or based upon performance. The performance shares will vest when and if the Company accomplishes yearly revenue and net operating income goals set by the Compensation Committee. The shares are returned to the Company if the individual is not employed by the Company if and when the performance goals are achieved. If the performance criteria are not met within any one year, they can be made up in the next fiscal year if the sum of the actual results for the two year period exceeds the sum of the performance criteria for that two year period.

Name	Number of Shares With Time Based Restrictions	Number of Shares With Performance Based Restrictions

T. Gary Trimm	94,570	63,047
Warren K. Neuburger	43,772	29,182
Gregory S. Wilson	8,444	5,629
Kirk L. Somers	22,156	14,771
Steven R. Norton	-	-

To the extent Concurrent pays dividends, dividends will be paid on shares of restricted stock held by Named Executive Officers.
(3)
The amounts shown under All Other Compensation consists of matching contributions to the company-sponsored 401(k) plan for each Named Executive Officer and relocation cost of $5,136 and $2,051 in fiscal 2005 for Mr. Trimm and Mr. Neuburger, respectively.

(4)
Mr. Trimm joined Concurrent in July 2004 as Chief Executive Officer. His bonus for fiscal year 2005 includes a $50,000 sign-on bonus which was to used for relocation for Mr. Trimm per his employment agreement.

(5)
Mr. Bryant ceased to serve as Concurrent’s President and Chief Executive Officer as of July 16, 2004. All Other Compensation for fiscal 2005 includes severance payments made to Mr. Bryant per his employment agreement.

(6)	Mr. Neuburger joined Concurrent in June 2004 as President of the Real-Time Division and was subsequently promoted to Chief Operating Officer in January 2005.
(7)	Mr. Wilson was promoted to Chief Financial Officer in January 2005. His bonus for fiscal year 2004 includes an $815 spot award earned in that year.
(8)	Mr. Norton ceased to serve as Concurrent’s Chief Financial Officer as of January 2005.

Option Grants

The following table shows all grants of stock options to the Named Executive Officers during fiscal year 2005.

Option Grants in Last Fiscal Year

Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees In		Exercise Price Per	Expiration	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted (1)	Fiscal 2005		Share ($)	Date	5% ($)(2)	10% ($)(2)
T. Gary Trimm	500,000 219,010	15.1 6.6	% %	1.42 2.15	7-19-2014 6-22-2015	446,515 296,129	1,131,557 750,448

Jack A. Bryant, III	-	-		-	-	-	-

Warren K. Neuburger	150,000 136,099	4.5 4.1	% %	2.21 2.15	1-28-2015 6-22-2015	208,479 184,023	528,326 466,350

Gregory S. Wilson	75,000 65,703	2.3 2.0	% %	2.21 2.15	1-28-2015 6-22-2015	104,239 88,839	264,163 225,134

Kirk L. Somers	25,000 55,065	.8 1.7	% %	2.21 2.15	1-28-2015 6-22-2015	34,746 74,455	88,054 188,683

Steven R. Norton	-	-		-	-	-	-

(1)	Options granted in fiscal year 2005 were made under the 2001 Stock Option Plan. Options granted prior to June 22, 2005:
•	were granted at an exercise price equal to 100% of the fair market value of the common stock on the date of the grant;
•	expire ten years from the date of the grant; and
•	vest in 25% increments on each anniversary date of the grant, subject to the terms and conditions of the plan.

Options granted on June 22, 2005:
•	were granted at an exercise price equal to 100% of the fair market value of the common stock on the date of the grant;
•	expire ten years from the date of the grant; and
•	are fully vested but bear a restriction on the sale that lapses in 25% increments on each anniversary date of the grant.
(2)
Concurrent is required to use a 5% and 10% assumed rate of appreciation over the ten-year option terms. This does not represent Concurrent’s projection of the future common stock price. If the common stock does not appreciate, the Named Executive Officers will receive no benefit from the options.

Fiscal Year-End Option Values

The following table provides information with respect to the number of unexercised options held by the Named Executive Officers at June 30, 2005.

Fiscal Year-End Option Values
	Number of Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (2)		Value of Unexercised In-the-Money Options At Fiscal Year-End (3)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

T. Gary Trimm	-	-	219,010	500,000	-	$355,000

Jack A. Bryant, III	15,000	$30,225	500,000	-	-	-

Warren K. Neuburger	-	-	311,099	75,000	$4,750	$14,250

Gregory S. Wilson	-	-	183,759	-	$68	-

Kirk L. Somers	-	-	135,165	-	$57	-

Steven R. Norton	23,067	$45,442	-	-	-	-

(1)
This number is calculated by averaging the high and low market prices on the date of exercise to get the “average market price, ” subtracting the option exercise price from the average market price to get the “average value realized per share,” and multiplying the average value realized per share by the number of options exercised. The amounts in this column may not represent amounts actually realized by the Named Executive Officers.

(2)
On May 4, 2005, the Board of Directors accelerated the vesting of certain unvested “out-of-the-money” options held by current employees and officers. The affected unvested options are those which had exercise prices greater than $2.10 per share. The decision to accelerate the vesting of the unvested options was made primarily to reduce compensation expense that would be expected to be recorded in future periods following Concurrent’s adoption of Financial Accounting Standards Board (“FASB”) Statement No. 123, “Share-Based Payment (revised 2004)” (“SFAS 123(R)”). Concurrent currently accounts for stock-based compensation using the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” under which Concurrent has not recognized any compensation expense for its stock option grants. SFAS 123(R) will require Concurrent to record compensation expense equal to the fair value of all equity-based compensation over the vesting period of each such award. The number of options accelerated for the Named Executive Officers is as follows:

Name	Number of Options Accelerated
T. Gary Trimm	-
Jack A. Bryant, III	25,000
Warren K. Neuburger	-
Gregory S. Wilson	87,915
Kirk L. Somers	50,698
Steven R. Norton	-

(3)
This number is calculated by subtracting the option price from the closing price of common stock as reported by Nasdaq on June 30, 2005 of $2.13 to get the “average value per option,” and multiplying the average value per option by the number of exercisable and unexercisable options. The amounts in this column may not represent amounts actually realized by the Named Executive Officers.

Executive Employment Agreements

Concurrent has entered into employment agreements with the Named Executive Officers. These agreements contain generally the same terms and provide for a base salary to be reviewed for increase annually with such increases as awarded at the discretion of the Board of Directors or a committee thereof. The agreements also provide for an annual bonus opportunity in a target amount to be established by the Board of Directors or a committee thereof. The actual amounts paid depend upon the degree of achievement of various objectives reasonably consistent with Concurrent’s business plan, which is approved annually by the Board of Directors.

Pursuant to the terms of the employment agreements with the Named Executive Officers, employment may be terminated by either Concurrent or the respective executive officer at any time. In the event the executive officer voluntarily resigns or is terminated for cause, compensation under the employment agreement will end. In the event an agreement is terminated directly by Concurrent without cause or in certain circumstances constructively by Concurrent or by change of control, the terminated employee will receive severance compensation based upon his or her employment agreement and will be entitled to continue to participate in Concurrent’s healthcare plans through the severance period. Severance compensation would be paid in equal, biweekly installments or in accordance with Concurrent’s normal salary payment procedures. If a Named Executive Officers’ employment is terminated for any reason, he is prohibited from competing with Concurrent, soliciting customers of Concurrent, or trying to hire its employees for the period in which he receives severance, if any, plus one year.

T. Gary Trimm. In  July 2004, Concurrent entered into an employment agreement with Mr. Trimm, the Chief Executive Officer and President. He will be paid an annual salary of $350,000 for fiscal year 2006 and may be paid an annual target bonus of 50% of his annual base salary. The objectives for each year and other terms and conditions of the bonus opportunity are established by the Board of Directors or a committee thereof. For superior performance, the bonus opportunity may be increased up to one and one-half (1 ½) times his annual target bonus. If he becomes entitled to severance compensation, he will receive it for 12 months.

Jack A. Bryant, III. Mr. Bryant’s last day with Concurrent was July 16, 2004. His annual salary was $330,000 for fiscal 2005 and his bonus was 65% of his annual salary. Mr. Bryant was paid severance, as required by his employment agreement, of $488,021 in fiscal year 2005.

Warren K. Neuburger. In  June 2004, Concurrent entered into an employment agreement with Mr. Neuburger, the Chief Operating Officer. He will be paid an annual salary of $290,000 for fiscal year 2006 and may be paid an annual target bonus of 50% of his annual base salary. For superior performance, the bonus opportunity may be increased up to one and one-half (1 ½) times his annual target bonus. If he becomes entitled to severance compensation, he will receive it for 12 months.

Gregory S. Wilson.  In January 2005, Concurrent entered into an employment agreement with Mr. Wilson, the Chief Financial Officer. He will be paid an annual salary of $175,000 for fiscal year 2006 and may be paid an annual target bonus of 50% of his annual base salary. For superior performance, the bonus opportunity may be increased up to one and one-half (1 ½) times his annual target bonus. If he becomes entitled to severance compensation, he will receive it for 6 months.

Kirk L. Somers.  In November 2001, Concurrent entered into an employment agreement with Mr. Somers, the Vice President, Investor Relations, General Counsel and Secretary. He will be paid an annual salary of $220,000 for fiscal year 2006 and may be paid an annual target bonus of 40% of his annual base salary. For superior performance, the bonus opportunity may be increased up to one and one-half (1 ½) times his annual target bonus. If he becomes entitled to severance compensation, he will receive it for 6 months.

Steven R. Norton.  Mr. Norton’s last day with Concurrent was January 21, 2005. His annual salary was $250,000 for fiscal year 2005 and his bonus target was 50% of his annual base salary. Due to his departure, no bonus was paid for fiscal year 2005.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Brunner (Chairman), Best and Blackmon. None of the members of the Compensation Committee have ever been an officer or employee of Concurrent. In addition, none of Concurrent’s executive officers serve as a member of a Board of Directors or Compensation Committee of any entity that has one or more executive officers who serves on Concurrent’s Board or on the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

Concurrent’s primary objective is to maximize stockholder value over time by developing and implementing a comprehensive business strategy. The Compensation Committee’s primary objective is to review compensation programs, employee benefit plans and personnel policies applicable to officers and other members of Concurrent’s senior management to assure that they support Concurrent’s objectives and are in the long-term interests of the stockholders. The Compensation Committee reviews the performance of executive officers and establishes appropriate compensation, including cash and long-term incentive compensation and stock option grants and restricted stock awards. The Compensation Committee’s overall compensation philosophy is to provide rewards that:

•	emphasize stockholder value creation through a pay-for-performance compensation program;
•	target to market competitive base salaries for key executives and senior management;
•	target to market competitive annual incentive targets;
•	emphasize market competitive long-term incentive opportunities; and
•	encourage executive stock ownership.

The Compensation Committee solicits and analyzes periodic reports from independent consultants regarding the appropriateness of compensation levels.

Executive Officer Compensation

The Compensation Committee uses the following key principles in structuring, reviewing and revisiting compensation targets and packages of executive officers:

•
Equity At-Risk Link of company performance and individual rewards to instill ownership (stockholder) thinking. Recognition of individual contributions toward achievement of specific business objectives as well as overall company results.

•	Competitive Position of both base salary and total compensation with the high technology computer industry.

Components of Executive Compensation

The three components of executive compensation are base salary, annual incentive (bonus) awards and equity participation.

•
Base Salary. Base salary is determined based on competitive factors and individual and company performance. It is targeted to be at approximately the average of the high technology computer industry for comparable positions of responsibility. Annual increases are intended to be consistent with individual and company performance and competitive with industry trends.

•
Annual Incentive (Bonus) Awards. At the beginning of each fiscal year, the Compensation Committee establishes target bonus opportunities for each executive officer based on the achievement of company performance objectives. The target bonus opportunity is a percentage of base salary, generally 40% to 50% for executive officers. The target bonus opportunity is reviewed periodically for an increase based on level of responsibility, potential contribution to the achievement of company objectives and competitive practices. Under recent plans, the target bonus is earned based on the achievement of company performance objectives set annually, for example, the achievement of a certain level of revenue and profitability before income taxes. Minimum thresholds of achievement are also established. Actual awards are determined at the end of the fiscal year based on achievement of the established company performance objectives.

•
Equity Participation. Equity participation is in the form of restricted stock awards and stock option grants with exercise prices equal to the fair market value of a share of common stock at the effective date of grant.

Chief Executive Officer Compensation

Mr. Trimm was elected to the position of President and Chief Executive Officer of Concurrent effective July 19, 2004. For fiscal year 2006, his base salary will remain at $350,000 with a target bonus based upon achievement of certain performance objectives of 50% of his base salary.  For fiscal year 2005, Mr. Trimm was not paid a performance bonus because the company’s performance did not meet the annual incentive plan objectives.

In determining the Chief Executive Officer’s compensation, the Compensation Committee considers the principles described above relating to compensation for all executive officers.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that the compensation paid to any of these officers exceeds $1 million in any fiscal year unless the compensation is “performance-based compensation” under Section 162(m).  The Compensation Committee intends to structure compensation paid pursuant to bonus and stock-based compensation programs to meet the requirements for treatment as performance-based compensation under Section 162(m) to the extent feasible and in the best interests of Concurrent’s stockholders after taking into account the materiality of the tax deductions which might be lost versus the broader interests to be served by paying compensation for services rendered which is competitive.

Conclusion

The Compensation Committee believes the executive compensation policies and programs serve the interests of the stockholders and Concurrent. The Compensation Committee also believes the base salary amounts, bonus awards and equity participation grants for executive officers have been linked to and are commensurate with company performance and individual efforts in achieving the strategic goals of Concurrent.

Compensation Committee

Michael A. Brunner, Chairman
Alex B. Best
Charles Blackmon

August 31, 2005

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (collectively, the “Acts”), except to the extent that Concurrent specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Equity Compensation Plan Information

The following table presents information as of June 30, 2005 about Concurrent’s common stock that may be issued upon the exercise of options, warrants and rights under Concurrent’s 1991 Stock Option Plan, 2001 Stock Option Plan, the Rifenburgh Plan and the Vivid Acquisition Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders

1991 Option Plan (1)	2,320,949	$8.64	-

2001 Option Plan	4,507,189	$2.66	1,549,602
Subtotal	6,828,138	$4.69	1,549,602

Equity compensation plans not approved by security holders

2001 Rifenburgh Stock Option Plan (2)	10,000	$11.05	-

1999 Vivid Stock Option Plan (3)	38,924	$0.37	-
Subtotal	48,924	$2.55	-

Total	6,877,062	$4.68	1,549,602

(1)	The 2001 Option Plan replaced the 1991 Option Plan that expired on January 31, 2002.
(2)
Relates to an option to purchase 10,000 shares issued to Richard Rifenburgh, a former director, in connection with his retirement from the Board of Directors. The option vested immediately and has a ten year term.

(3)	Relates to options issued in 1999 associated with the acquisition of Vivid Technology. As of the time of the acquisition, all options were fully vested.

REPORT OF THE AUDIT COMMITTEE

Concurrent’s Audit Committee is responsible for, among other things, reviewing with Concurrent’s independent auditors the scope and results of their audit engagement. In connection with the fiscal year 2005 audit, the Audit Committee has:

•	reviewed and discussed with management Concurrent’s audited financial statements to be included in Concurrent’s Annual Report on Form 10-K for the year ended June 30, 2005;

•	discussed with Deloitte & Touche LLP, Concurrent’s independent auditors, the matters required by Statement of Auditing Standards No. 61, as amended; and

•	received from and discussed with Deloitte & Touche LLP the written disclosures and letter required by Independence Standards Board Standard No. 1 and discussed with them their independence.

All of the members of the Audit Committee have been determined by the Board to be independent within the meaning of applicable SEC rules and Nasdaq listing standards. Additionally, the Board has determined that both Mr. James and Mr. Blackmon qualify as audit committee financial experts pursuant to SEC regulations.

Audit Committee

C. Shelton James, Chairman
Charles Blackmon
Michael A. Brunner

August 31, 2005

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Concurrent specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for each of fiscal year 2005 and fiscal year 2004 for the audit of Concurrent’s annual financial statements, the Sarbanes-Oxley Section 404 attestation, the reviews of the financial statements included in Quarterly Reports on Form 10-Q, other SEC filings and audit consultations were $1,030,229 and $285,400, respectively.

Audit Related Fees

The aggregate fees billed by Deloitte & Touche LLP for audit related services rendered to Concurrent for each of fiscal year 2005 and fiscal year 2004 were $21,000 and $20,100, respectively. These fees relate to the audit of Concurrent’s benefit plan.

Tax Fees

The aggregate fees billed by Deloitte & Touche LLP for tax services rendered to Concurrent for fiscal year 2004 was $82,117. There were no such fees billed in fiscal year 2005.

All Other Fees

Pursuant to the Audit Committee Charter adopted by the Board of Directors on August 20, 2003, all permissible non-audit services to be performed by Deloitte & Touche LLP must be pre-approved by the Audit Committee. The aggregate fees billed by Deloitte & Touche LLP for services rendered to Concurrent, other than the services described above under “Audit Fees”, “Audit Related Fees” and “Tax Fees,” for each of fiscal year 2005 and fiscal year 2004 were $23,168 and $28,304, respectively.

The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent auditor's independence.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Item 2 of Notice)

The Audit Committee of the Board of Directors has selected the firm of Deloitte & Touche LLP as independent registered public accountants of Concurrent for the fiscal year ending June 30, 2006 and is submitting the selection to stockholders for ratification. Deloitte & Touche LLP also served as Concurrent’s independent registered public accountants for the fiscal year ended June 30, 2005. A representative of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

The Audit Committee of the Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of the independent registered public accountants.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, to the knowledge of Concurrent, the beneficial ownership of Concurrent’s common stock as of August 23, 2005 for directors, the Named Executive Officers, directors and officers as a group, and each person who is a stockholder holding more than a 5% interest in Concurrent’s common stock.

	Number of Shares Beneficially Owned(1)		Options Exercisable Within 60 Days(2)	Percent of Outstanding Shares(3)
Directors and Executive Officers:
Alex B. Best	1,200		60,000	*
Charles Blackmon	-		40,000	*
Michael A. Brunner	10,000		50,000	*
Jack A. Bryant, III	69,947	(4)	500,000	*
C. Shelton James	16,500	(5)	57,000	*
Steve G. Nussrallah	50,000		40,000	*
Warren K. Neuburger	75,738	(6)	311,099	*
Steven R. Norton	-		-	*
Kirk L. Somers	54,269	(7)	135,165	*
T. Gary Trimm	160,048	(8)	344,010	*
Gregory S. Wilson	17,081	(9)	183,759	*
Directors, Named Executive Officers, and other current officers as a group (11 persons)	454,783		1,721,033	2.7%

Five Percent Stockholders:
Columbia Wanger Asset Management LP	5,000,000	(10)		7.9%
PRIMECAP Management Company	4,831,000	(11)		7.6%
S.A.C. Capital Advisors	4,321,927	(12)		6.8%
Galleon Management LLC	3,900,827	(13)		6.1%

*	Less than 1.0%

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Concurrent believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table is based upon information supplied by executive officers, directors and principal stockholders, and Schedule 13Gs and 13Fs filed with the SEC.

(2)	Represents shares that can be acquired through stock option exercises on or prior to October 23, 2005.
(3)
Based on an aggregate of 63,642,996 shares of common stock outstanding as of August 23, 2005. Assumes that all options exercisable on or prior to October 23, 2005 owned by this person are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other persons are exercised.

(4)	Includes 50,000 shares that are held by Mr. Bryant’s spouse.
(5)	Includes 2,000 shares that are held by Mr. James’ spouse.
(6)
Includes 2,784 shares held for the benefit of Mr. Neuburger in Concurrent’s Retirement Savings Plan and 72,954 shares of restricted stock. The restrictions on 43,772 of his restricted shares will lapse annually over 4 years in equal increments starting on October 25, 2005 and the restrictions on 29,182 of his restricted shares will lapse on the same date only if pre-determined performance criteria are met.

(7)
Includes 6,894 shares held for the benefit of Mr. Somers in Concurrent’s Retirement Savings Plan; 5,700 shares of restricted stock (the restrictions on these shares will lapse annually over 2 years in equal increments starting on April 28, 2006) and 36,927 shares of restricted stock (“Second Restricted Share Grant”). The restrictions on 22,156 shares from the Second Restricted Share Grant will lapse annually over 4 years in equal increments starting on October 25, 2005 and the restrictions on 14,771 of the shares from the Second Restricted Share Grant will lapse on the same date only if pre-determined performance criteria are met.

(8)
Includes 2,431 shares held for the benefit of Mr. Trimm in Concurrent’s Retirement Savings Plan and 157,617 shares of restricted stock. The restrictions on 94,570 of his restricted shares will lapse annually over 4 years in equal increments starting on October 25, 2005 and the restrictions on 63,047 of his restricted shares will lapse on the same date only if pre-determined performance criteria are met.

(9)
Includes 3,008 shares held for the benefit of Mr. Wilson in Concurrent’s Retirement Savings Plan and 14,073 shares of restricted stock. The restrictions on 8,444 of his restricted shares will lapse annually over 4 years in equal increments starting on October 25, 2005 and the restrictions on 5,629 of his restricted shares will lapse on the same date only if pre-determined performance criteria are met.

(10)
Represents shares of common stock beneficially owned by Columbia Wanger Asset Management LP (“Wanger”). Wanger has sole dispositive power with respect to 5,000,000 shares. The address of Wanger is 225 West Monroe Street, Suite 3000, Chicago, IL 60606-5016. This information is included in reliance upon a Schedule 13F filed by Wanger with the SEC on June 30, 2005.

(11)
Represents shares of common stock beneficially owned by PRIMECAP Management Company (“PRIMECAP”). PRIMECAP has sole dispositive power with respect to 4,831,000 shares. The address of PRIMECAP is 225 Southlake Avenue #400, Pasadena, CA 91101. This information is included in reliance upon a Schedule 13F filed by PRIMECAP with the SEC on June 30, 2005.

(12)
Represents shares of common stock beneficially owned by S.A.C. Capital Advisors (“SAC”). SAC has sole dispositive power with respect to 4,321,927shares. The address of SAC is 72 Cummings Point Road, Stamford, CN 06902. This information is included in reliance upon a schedule 13F filed by SAC with the SEC on June 30, 2005.

(13)
Represents shares of common stock beneficially owned by Galleon Management LP (“Galleon”). Galleon has sole dispositive power with respect to 3,900,827 shares. The address of Galleon is 135 East 57th Street, 16th Floor, Ney York, NY 10022. This information is included in reliance upon a schedule 13F filed by SAC with the SEC on June 30, 2005.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the total returns (assuming reinvestment of dividends) of Concurrent’s common stock, The Nasdaq Stock Market (U.S. companies), and the Nasdaq Computer Manufacturers Index. The graph assumes $100 invested on June 30, 2000 in Concurrent common stock and each of the indices.

Comparison of Five Year-Cumulative Total Returns
Performance Graph for
Concurrent Computer Corporation

	6/30/00	6/29/01	6/28/02	6/30/03	6/30/04	6/30/05
CCUR	$100.00	$53.35	$35.44	$22.26	$15.09	$16.23
Nasdaq Stock Market (US Companies)	$100.00	$54.29	$36.99	$41.07	$51.76	$52.32
Nasdaq Computer Manufacturers	$100.00	$40.53	$26.48	$30.41	$35.38	$40.27

The foregoing graph should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Concurrent specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OTHER MATTERS

Expenses of Solicitation

All costs of solicitation of proxies will be borne by Concurrent. In addition to solicitations by mail, Concurrent’s directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Concurrent will reimburse them for their related out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Concurrent’s officers and directors, and persons who beneficially own more than ten percent of Concurrent’s common stock, to file reports of ownership of Concurrent’s securities and changes in such ownership with the SEC. Officers, directors and ten percent stockholders are required by the SEC’s regulations to furnish Concurrent with copies of all Section 16(a) forms they file.

Based solely upon a review of copies of the Section 16(a) filings filed by Concurrent’s officers and directors and persons who beneficially own more than ten percent of Concurrent’s common stock and written representations from certain reporting persons, Concurrent believes all required Section 16(a) reports were timely filed in fiscal year 2005.

Householding

As permitted by the Exchange Act, only one copy of this proxy statement and Concurrent’s Annual Report to Stockholders are being delivered to stockholders residing at the same address, unless such stockholders have notified Concurrent of their desire to receive multiple copies of the proxy statement or annual report. Concurrent will promptly deliver, upon oral or written request, a separate copy of the annual report or proxy statement, as applicable, to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.

Stockholders residing at the same address and currently receiving only one copy of the proxy statement or annual report may contact the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, to request multiple copies in the future. Stockholders residing at the same address and currently receiving multiple copies may contact the corporate secretary to request that only a single copy of the proxy statement and annual report be mailed in the future.

2006 Stockholder Proposals

Proposals of stockholders for possible consideration at the 2006 Annual Meeting of Stockholders (expected to be held in October 2006) must be received by the Secretary of Concurrent at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, not later than May 10, 2006 to be considered for inclusion in the proxy statement for that meeting if appropriate for consideration under applicable securities laws. Stockholder proposals should be sent to:

Concurrent Computer Corporation
4375 River Green Parkway
Suite 100
Duluth, Georgia 30096
Attn: Secretary

In addition, a stockholder may bring business before the 2006 Annual Meeting of Stockholders, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Concurrent’s Bylaws. The Bylaws require that a stockholder must:

•
Provide written notice that is received by the Secretary of Concurrent not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided, however, that if less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, the stockholder’s notice will be timely if received by no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made; and

•	Supply the additional information listed in Article IV of Concurrent’s Bylaws.

Management generally will be able to vote proxies in its discretion unless the proponent of a stockholder proposal (a) provides Concurrent with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of Concurrent’s voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides Concurrent with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of Concurrent’s voting shares required to carry the proposal.

Other Matters

The Board of Directors does not know of any other matters which may come before the meeting. If any other matters are properly presented to the meeting, the proxy holders intend to vote, or otherwise to act, in accordance with their judgment on such matters.

By Order of the Board of Directors,

Kirk L. Somers
General Counsel & Secretary
Duluth, Georgia
September 8, 2005